Exhibit 99.1
NEWS

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FOR IMMEDIATE RELEASE

FORD MOTOR COMPANY ANNOUNCES AGREEMENT TO SELL JAGUAR LAND ROVER TO TATA MOTORS

DEARBORN, Mich., March 26, 2008 – Ford Motor Company [NYSE: F] announced today that it has entered into a definitive agreement to sell its Jaguar Land Rover operations to Tata Motors.

The transaction is the culmination of Ford’s decision last August to explore strategic options for the Jaguar Land Rover business, as the company accelerates its focus on its core Ford brand and “One Ford” global transformation.

The sale is expected to close by the end of the next quarter and is subject to customary closing conditions, including receipt of applicable regulatory approvals.

The total amount to be paid in cash by Tata Motors for Jaguar Land Rover upon closing will be approximately US $2.3 billion.   At closing, Ford will then contribute up to approximately US $600 million to the Jaguar Land Rover pension plans.

"Jaguar and Land Rover are terrific brands," said Alan Mulally, president and CEO, Ford Motor Company.  "We are confident that they are leaving our fold with the products, plan and team to continue to thrive under Tata’s stewardship.  Now, it is time for Ford to concentrate on integrating the Ford brand globally, as we implement our plan to create a strong Ford Motor Company that delivers profitable growth for all."

"This is a good agreement.  It provides the Jaguar Land Rover management team and employees with the assurances needed to maintain their focus on delivering the best results for the business," said Lewis Booth, executive vice president, Ford Motor Company, who has responsibility for Ford of Europe, Volvo and Jaguar Land Rover.  "I am confident that, under its new owner, Jaguar Land Rover will continue to build upon the significant improvements and product successes it has achieved in recent years."

As part of the transaction, Ford will continue to supply Jaguar Land Rover for differing periods with powertrains, stampings and other vehicle components, in addition to a variety of technologies, such as environmental and platform technologies.  Ford also has committed to provide engineering support, including research and development, plus information technology, accounting and other services.

In addition, Ford Motor Credit Company will provide financing for Jaguar and Land Rover dealers and customers during a transitional period, which can vary by market, of up to 12 months.

The parties believe these arrangements will support Jaguar Land Rover’s current product plans, while providing Jaguar Land Rover freedom to develop its own stand-alone capabilities in the future that will best serve its premium manufacturer requirements.

The parties do not anticipate any significant changes to Jaguar Land Rover employees’ terms of employment on completion.

Speaking about today’s agreement, Mr. Ratan N. Tata, Chairman of Tata Sons and Tata Motors, commented:  "We are very pleased at the prospect of Jaguar and Land Rover being a significant part of our automotive business. We have enormous respect for the two brands and will endeavor to preserve and build on their heritage and competitiveness, keeping their identities intact. We aim to support their growth, while holding true to our principles of allowing the management and employees to bring their experience and expertise to bear on the growth of the business."

Jaguar Land Rover’s employees, trade unions and the UK Government have been kept informed of developments as the sale process progressed and have indicated their support for the agreement.

Speaking on behalf of Jaguar Land Rover, Geoff Polites, chief executive officer, said:  "Jaguar Land Rover’s management team is very pleased that Ford and Tata Motors have come to an agreement today.  Our team has been consulted extensively on the deal content and feels confident that it provides for the business needs of both our brands going forward.

"We have also had the opportunity to meet senior executives from Tata Motors and the Tata group," Polites continued.  "They have expressed confidence in the team that has delivered significant improvements in Jaguar Land Rover’s business performance.  We feel confident that we can forge a strong working relationship with our new parent company, and we look forward to a bright and successful future for Jaguar Land Rover."
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Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, United States, manufactures or distributes automobiles in 200 markets across six continents.  With about 230,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

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